EXHIBIT 6

November 26, 2014

Securities and Exchange Commission

Washington, D.C. 20549

Gentlemen:

In accordance with Section 321(b) of the Trust Indenture Act of 1939, as amended, the undersigned hereby consents that reports of examination of the undersigned made by Federal, State, Territorial, or District authorities authorized to make such examination may be furnished by such authorities to the Securities and Exchange Commission upon its request therefore.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION

/s/ Marianna C. Stershic
Marianna C. Stershic
Vice President